Exhibit 99.2

  British Airways selects Tel-Instrument Multi-Function Avionics Test Set!

    CARLSTADT, N.J.--(BUSINESS WIRE)--March 24, 2004--Tel-Instrument Electronics Corp, a leading designer and manufacturer of avionics test and measurement solutions for the Aerospace and Defense Industry, is proud to announce the award of a contract from British Airways for its TR-220 Multi-Function Test Sets. This contract has been awarded through negotiations with Muirhead Avionics, Tel- Instrument's European distributor based near Heathrow Airport.
    British Airways will use the TR-220 for testing of their aircraft that are being upgraded to meet the new Eurocontrol requirements for Mode S Elementary and Enhanced Surveillance and Automatic Dependent Surveillance Broadcast (ADS-B).
    The TR-220 has the capability to test Traffic and Collision Avoidance Systems (TCAS), Distance Measuring Equipment (DME) and Transponders (Mode A, C and S) for commercial aircraft fitted with such equipment. In addition, the test set transmits and receives Mode S 1090 MHz Extended Squitters, (ADS-B) and transmits Traffic Information System (TIS) intruder flight data. The TR-220 provides test capability for Mode S Elementary and Enhanced Surveillance Transponders that are currently being introduced to meet the new European requirements.
    Mr. Charles Palanzo, the Company's Chief Operating Officer said "Tel-Instrument is committed to providing the Aerospace and Defence Industry innovative test and measurement solutions. An integral part of the Company's plan is to broaden and strengthen its market position both domestically and internationally. With the assistance of our distributor, Muirhead Avionics, we are working to introduce new and innovative solutions to the European avionics community. The award from British Airways reflects both this global focus and our commitment to provide state-of-the-art solutions that embrace the most modern technology.

    About Tel-Instrument:

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our website at www.telinstrument.com.
    Tel Instrument's stock is traded in the American Exchange System under the symbol TIK.

    About British Airways:

    British Airways is one of the world's longest established airlines and has always been regarded as an industry-leader. Last year, more than 38 million people chose to fly with the airline on a route network which currently covers some 222 destinations in 93 countries.

    About Muirhead Avionics

    Muirhead Avionics is located close to London's Heathrow Airport and is one of Europe's largest OEM authorized, independent avionics repair and overhaul companies and distributor of specialist test equipment for the aviation industry. The company offers extensive capability over a wide range of equipment to many rotary and fixed wing operators world-wide.

    CONTACT: Tel-Instrument
             Mr. Joseph P. Macaluso, ++ 1 201-933-1600
             or
             Muirhead Avionics
             Mr. Gino Masoero, ++44 (0)20 8571 3422